Exhibit 10.6

November 8, 2013

LightBeam Electric Company

400 Harbor Drive Suite B

Sausalito, California 94965

Dear Carl:

We are pleased to enter into a consulting arrangement with you, pursuant to which you will provide certain specified services to us in connection with our proposed initial public offering (the “IPO”). The services you will provide are set forth on Exhibit A attached hereto. Our expectation is that these services will take approximately 40 hours per week of your time.

As you know, you will not be receiving any cash or other payments from the date here of through the Closing Date. Rather, on the Closing Date, we will deliver to you the number of shares of the Company’s Common Stock equal to $70,000 per month accumulated between the date of the execution of this Agreement and the date of the close of the Company’s initial public offering or sale of the Company’s portfolio to a private party. Such shares will be valued at the IPO price, or the sale price in the private transaction.

Such shares of Common Stock will be subject to the same restrictions on transfer that the underwriters require of the executive officers of the Company in connection with the IPO. In addition we will reimburse you for ordinary out-of-pocket expenses you incur on behalf of the Company. The Company will require that you provide appropriate receipts for expenditures.

This consulting arrangement may be terminated by you or the Company upon 10 days prior written notice to the other party. In the event of such termination you shall be entitled to the value of the shares accrued through the date of termination. Such amount will take into account the monthly amount of the consulting fee divided by the number of days in the month the termination takes effect.

The Company will use commercially reasonable efforts to enter into an employment (the “Employment Agreement”) with you, such agreement to be executed no later than December 15, 2013, The Employment Agreement will be conditioned on the Closing of the IPO. The agreement will contain customary and market-based terms for your position in a newly

LightBeam Electric Company 400 Harbor Drive Suite B Sausalito, California

Phone 415.992.3499 Fax 415.289.0860

Mr. Carl Weatherly-White

established public company, including its overall anticipated market capitalization. In particular, the Employment Agreement will provide for the grant to you of equity in the Company as follows: no less than 0.50% of the post-IPO Common Stock on the Closing Date and 1.0% of the post-IPO Common Stock (as of the Closing Date) on the first anniversary of the Closing Date. It shall be a condition of each grant that you are employed by the Company on the date of each such grant.

You understand that this consulting arrangement is not an employment arrangement, and you will function solely as a consultant and not an employee.

I look forward to working with you.

Sincerely,

James Lavelle	Agreed:
Carl Weatherly-White

Chief Executive Officer

LightBeam Electric Company 400 Harbor Drive Suite B Sausalito, California

Phone 415.992.3499 Fax 415.289.0860

EXHIBIT A

LightBeam Electric Company Mission, Vision and Goal

By ensuring the enduring values of integrity, accountability, innovation, respect and ethical conduct we will create superior opportunity for our customers, employees, communities and investors by applying our total commitment to a clean environment is driven by our passion to make a difference in the world. We envision a future in which the electric power generated to support our world will come from clean and renewable sources free of the health and environmental hazards of fossil fuel energy.

Everyday we’re taking another step toward achieving our goal of successfully building a top tier global clean and renewable energy utility company. Having such a grand aspiration is inspired by our desire to make a meaningful difference to improve our world.

Carl Weatherly-White Services To LEC

1)	Origination of new acquisitions.

2)	Analysis of potential acquisitions.

3)	Communicate, correspond and engage in negotiations with LEC constituents to further our business affairs including but not limited to acquisition candidates and/or their brokers, Participants, consultants to LEC, tax equity investors, investment banker, commercial lenders and others.

4)	Qualify potential acquisitions and provide recommendations to LEC’s CEO regarding acquisitions.

5)	Contribute to discussions and evaluation of the design, implementation and execution of the planned IPO.

6)	Serve as a key member of the LEC team and, while serving as a team member, conduct your business activities at the highest possible ethical standard, consistently and enthusiastically providing your leadership and expertise and sharing your knowledge freely with your fellow team members to achieve superior results for the team.

7)	Work closely with LEC’s CEO to advance LEC’s overall mission, vision, goals and strategy.